Exhibit 99.1
------------

                             UNITED-GUARDIAN REPORTS
                          SUBSTANTIAL EARNINGS INCREASE


Hauppauge, NY, March 25, 2008 --- United-Guardian, Inc., (AMEX:UG) reported today that its after-tax income from continuing operations for fiscal 2007 was up 27% over last year, increasing from $2,701,181 ($0.54 per share) in 2006 to $3,427,085 ($0.69 per share) in 2007. Revenue increased 6%, from $11,207,903 in
2006 to $11,888,562 in 2007.

Ken Globus, President of United, stated, "As a result of an almost 10% increase in revenue from our personal care products, as well as our success in reducing costs, we were able to increase our earnings per share from continuing operations by 28% over last year. In addition, our balance sheet continues to grow stronger, with stockholders' equity increasing $1.3 million to $14.5 million, and our current ratio remaining very strong at 6.7 to 1."

Although the Company expects raw material costs to increase this year, it anticipates that it will be able to offset this with price increases and increased sales. It also intends to increase its efforts to develop new products, primarily for the personal care and medical markets, and to expand further the global marketing of its products.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                     Contact: Robert S. Rubinger
                                                              (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

                          RESULTS FOR THE YEARS ENDED
                     DECEMBER 31, 2007 AND DECEMBER 31, 2006



INCOME STATEMENT DATA
                                                   Year ended December 31,
                                              --------------------------------
                                               2007                      2006
                                              ------                    ------

Revenue                                 $   11,888,562            $   11,207,903
Costs and expenses                           7,450,008                 7,540,844
                                             ---------                  --------
  Income from continuing operations          4,438,554                 3,667,059

Other income (expense)                         583,933                   412,461
                                             ---------                 ---------
  Income from continuing operations          5,022,487                 4,079,520

Provision for income taxes                   1,595,402                 1,378,339
                                             ---------                 ---------
  Income from continuing operations          3,427,085                 2,701,181

  Income from discontinued operations,
     net of tax                                 32,862                    36,051
  Gain on sale of Eastern, net of tax           84,361                       ---
                                                ------                    ------
  Income from discontinued operations          117,223                    36,051
                                               -------                    ------
  Net Income                            $    3,544,308            $    2,737,232
                                             =========                 =========

Earnings per common share
   (basic and diluted):

    Income from continuing operations   $         0.69            $         0.54
                                                ======                    ======
    Income from discontinued operations $         0.03            $         0.01
                                                ======                     =====
        Total (basic and diluted)       $         0.72            $         0.55
                                                ======                    ======

Weighted average shares (basic)              4,944,943                 4,941,657
                                             =========                ==========
Weighted average shares (diluted)            4,945,923                 4,944,721
                                             =========                ==========



BALANCE SHEET  DATA
                                                           December
                                                              31
                                                 ----------------------------
                                                 2007                    2006
                                                 ----                    ----

Current assets                        $       15,758,545         $    14,946,869
Property, plant, and equipment                   953,397                 848,793
Other assets                                     322,526                 148,430
                                                 -------                 -------
                 Total assets         $       17,034,468          $   15,944,092
                                              ==========              ==========

Current liabilities                   $        2,357,853         $     1,963,235
Loans payable                                      6,657                  14,645
Accrued pension liability                            ---                 706,162
Deferred income taxes                            139,862                  34,360
                                                 -------                 -------
                 Total liabilities    $        2,504,372         $     2,718,402
                                               =========               =========

Stockholders' equity                  $       14,530,096         $    13,225,690
                                              ==========             ===========